As filed with the Securities and Exchange Commission on June 23, 2017

Registration Nos. 333-70390

333-151065

333-174835

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

EACH IDENTIFIED

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CASCADE BANCORP

(Exact name of registrant as specified in its charter)

Oregon	93-1034484
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1100 NW Wall Street

Bend, Oregon 97701

(Address of Principal Executive Offices and Zip Code)

CASCADE BANCORP EMPLOYEES’ 401(K) PROFIT SHARING PLAN

CASCADE BANCORP 2008 PERFORMANCE INCENTIVE PLAN

(Full title of plan)

Kevin P. Riley

President and Chief Executive Officer

First Interstate BancSystem, Inc.

401 North 31st Street

Billings, Montana 59116

(406) 255-5390

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Kirk D. Jensen, Esq.

Executive Vice President, General Counsel and Corporate Secretary

First Interstate BancSystem, Inc.

401 North 31st Street

Billings, Montana 59116

Phone: (406) 255-5390

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 to Form S-8 Registration Statement relates to each Registration Statement on Form S-8 filed on September 28, 2001 (File No. 333-70390), May 21, 2008 (File No. 333-151065) and June 10, 2011 (File No. 333-174835), and is being filed for the sole purpose of removing from registration any unsold shares of the Registrant’s common stock (“Common Stock”), and any related plan interests previously registered under any of the foregoing registration statements and that may have been acquired by the Registrant’s employees pursuant to elective purchases of Common Stock under the Cascade Bancorp Employees’ 401(k) Profit Sharing Plan (the “401(k) Plan”), that may have been issuable pursuant to the Cascade Bancorp 2008 Performance Incentive Plan (the “2008 Plan”) or the 401(k) Plan.

On May 30, 2017, pursuant to that certain Agreement and Plan of Merger, dated as of November 17, 2016, by and between the Registrant and First Interstate BancSystem, Inc., a Montana corporation (“FIBK”), the Registrant merged with and into FIBK, with FIBK as the surviving corporation (the “Merger”). As a result of the Merger, the Registrant has terminated all offerings of its Common Stock under the 2008 Plan and no shares of the Registrant’s Common Stock are reserved for future issuance under the 2008 Plan. Furthermore, the Registrant has terminated all offerings of its Common Stock and related plan interests under the 401(k) Plan and no shares of the Registrant’s Common Stock are reserved for future issuance under the 401(k) Plan. In accordance with the undertakings made by the Registrant in the foregoing registration statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Registrant hereby removes from registration all of such securities registered with respect to the 2008 Plan and the 401(k) Plan but which remain unsold and unissued under the foregoing registration statements in connection therewith as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the identified Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Billings, State of Montana, on June 23, 2017.

CASCADE BANCORP, on behalf of itself and as Plan Administrator

By: FIRST INTERSTATE BANCSYSTEM, INC., as successor by merger to Cascade Bancorp

By:	/s/ Kirk D. Jensen
Kirk D. Jensen
Executive Vice President, General Counsel and Corporate Secretary